February 2023

Pricing Supplement No. 7,875

Registration Statement Nos. 333-250103; 333-250103-01

Dated February 3, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of Brent crude oil futures contracts, which we refer to as the underlying commodity, as measured on the valuation date (as defined below). If the final commodity price (as defined below), as determined on the valuation date, is greater than or equal to the downside threshold value of 65% of the initial commodity price, the return on your investment in the securities will be the specified fixed percentage. However, if the final commodity price, as determined on the valuation date, is less than the downside threshold value, meaning that the underlying commodity has depreciated by more than 35% from its initial value, you will be exposed to the decline in the price of the underlying commodity beyond the buffer amount of 35%, and you will lose approximately 1.5385% for every 1% decline beyond the buffer amount. The securities are for investors who seek a Brent crude oil futures contract-based return at maturity and who are willing to risk their principal and forgo current income and upside above the fixed percentage in exchange for the potential of receiving the fixed percentage return if the final commodity price is greater than or equal to the specified downside threshold value. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$2,455,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	February 3, 2023
Original issue date:	February 8, 2023 (3 business days after the pricing date)
Maturity date:	March 7, 2024
Underlying commodity:	Brent crude oil futures contracts (“Brent crude oil”)
Payment at maturity per security:	$1,000 + return amount. The payment at maturity may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
Return amount:

If the final commodity price is greater than or equal to the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the fixed percentage

If the final commodity price is less than the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x (the commodity percent change + 35%) x downside factor

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than the stated principal amount of $1,000 and could be zero.

Fixed percentage:	12.25%
Downside factor:	1.5385
Downside threshold value:	$51.961, which is 65% of the initial commodity price
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Final commodity price:	The commodity price on the valuation date
Initial commodity price:	$79.94, which is the commodity price on the pricing date
Buffer amount:	35%
Minimum payment at maturity:	None
Commodity price:	For any trading day, the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date.
Relevant exchange:	The ICE Futures Europe or, if such relevant exchange is no longer the principal exchange or trading market for the underlying commodity, such exchange or principal trading market for the underlying commodity that serves as the source of prices for the underlying commodity and any principal exchanges where options or futures contracts on the underlying commodity are traded.
Valuation date:	March 4, 2024, subject to adjustment for non-trading days and certain market disruption events
CUSIP / ISIN:	61774FBD3 / US61774FBD33
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$992.10 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees (1)(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$2,455,000	$24,550	$2,430,450
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.
(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(3)	See “Use of proceeds and hedging” on page 18.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020      Prospectus dated November 16, 2020

Morgan Stanley

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

Investment Summary

Enhanced Buffered Jump Securities

Principal at Risk Securities

The Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts (the “securities”) can be used:

▪	To gain exposure to the performance of Brent crude oil futures contracts and provide diversification of underlying asset class exposure

▪	To obtain a buffer against a specified level of negative performance of the underlying commodity and potentially outperform the underlying commodity for a limited range of performance due to the fixed percentage return if the final commodity price is greater than or equal to 65% of the initial commodity price, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of Brent crude oil futures contracts, but have a fixed percentage return payable at maturity if the final commodity price is greater than or equal to the downside threshold value. However, if the final commodity price is less than the downside threshold value, the securities are exposed on a leveraged basis to the percentage decline in the commodity price beyond the buffer amount of 35%, and you will lose approximately 1.5385% for every 1% decline beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 13 months
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None
Payment scenario 1:	If the final commodity price is greater than or equal to the downside threshold value, you will receive a full return of principal at maturity plus a return based on the fixed percentage of 12.25%.
Payment scenario 2:	If the final commodity price is less than the downside threshold value, you will not receive a full return of principal at maturity. Instead, you will receive an amount less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final commodity price from the initial commodity price beyond the buffer amount of 35% multiplied by the downside factor of approximately 1.5385. The payment you receive will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $992.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed percentage, the downside threshold value, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest, but offers a fixed positive return of 12.25% if the final commodity price is greater than or equal to 65% of the initial commodity price, which we refer to as the downside threshold value, and a buffer against a specified level of negative performance of the underlying commodity. However, if the final commodity price is less than the downside threshold value on the valuation date, the payment at maturity will be less than the stated principal amount, and you could lose your entire initial investment in the securities.

Upside Scenario	The final commodity price is greater than or equal to the downside threshold value, and, at maturity, an investor would receive a full return of principal at maturity plus a return based on the fixed percentage of 12.25%.

Downside Scenario	The final commodity price is less than the downside threshold value, and the securities redeem for less than the stated principal amount by an amount proportionate to the decline in the final commodity price beyond the buffer amount of 35% multiplied by the downside factor of approximately 1.5385. Under these circumstances, the payment at maturity will be significantly less than the $1,000 stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	65% of the initial commodity price (-35% change in final commodity price compared to initial commodity price)
Buffer amount:	35%
Downside factor:	1.5385
Fixed percentage:	12.25%

Securities Payoff Diagram

How it works

▪	Upside Scenario. If the final commodity price is greater than or equal to the downside threshold value, an investor would receive a full return of principal at maturity plus a return based on the fixed percentage of 12.25%.

▪	Downside Scenario. If the final commodity price is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final commodity price from the initial commodity price beyond the buffer amount of 35% multiplied by the downside factor of approximately 1.5385. In this scenario, the investor would lose a significant portion or all of the amount invested in the securities. For example, if the final commodity price declines by 55% from the initial commodity price, the payment at maturity would be $692.30 per security (69.23% of the stated principal amount).

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

Hypothetical Examples

The table and examples below illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final commodity price from the initial commodity price, depending on whether or not the final commodity price is below the downside threshold value. They are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$100
Hypothetical downside threshold value:	$65, which is 65% of the hypothetical initial commodity price
Buffer amount:	35%
Downside factor:	1.5385
Fixed percentage:	12.25%

The actual initial commodity price and downside threshold value are set forth on the cover of this document.

Final commodity price	Underlying commodity return	Return on securities	Payment at maturity (per $1,000 security)
$200.00	100%	12.25%	$1,122.50
$190.00	90%	12.25%	$1,122.50
$180.00	80%	12.25%	$1,122.50
$170.00	70%	12.25%	$1,122.50
$160.00	60%	12.25%	$1,122.50
$150.00	50%	12.25%	$1,122.50
$140.00	40%	12.25%	$1,122.50
$130.00	30%	12.25%	$1,122.50
$120.00	20%	12.25%	$1,122.50
$112.25	12.25%	12.25%	$1,122.50
$110.00	10%	12.25%	$1,122.50
$105.00	5%	12.25%	$1,122.50
$100.00	0%	12.25%	$1,122.50
$95.00	-5%	12.25%	$1,122.50
$90.00	-10%	12.25%	$1,122.50
$80.00	-20%	12.25%	$1,122.50
$70.00	-30%	12.25%	$1,122.50
$65.00	-35%	12.25%	$1,122.50
$60.00	-40%	-7.6925%	$923.075
$50.00	-50%	-23.0775%	$769.225
$40.00	-60%	-38.4625%	$615.375
$30.00	-70%	-53.8475%	$461.525
$20.00	-80%	-69.2325%	$307.675
$10.00	-90%	-84.6175%	$153.825
$0.00	-100%	-100.00%	$0

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

EXAMPLE 1: The final commodity price is greater than the downside threshold value and has increased from the initial commodity price by 25%. You receive the fixed percentage-based return, but you do not participate in the appreciation of the underlying commodity.

Hypothetical final commodity price	=	$125
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($125 – $100) / $100
	=	25%
Return amount	=	stated principal amount × fixed percentage
	=	$1,000 × 12.25%
	=	$122.50
Payment at maturity	=	stated principal amount + return amount
	=	$1,122.50
Payment at maturity = $1,122.50

EXAMPLE 2: The final commodity price has declined from the initial commodity price by 10% but is greater than the downside threshold value. You receive the fixed percentage-based return.

Hypothetical final commodity price	=	$90
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($90 – $100) / $100
	=	–10%
Return amount	=	stated principal amount × fixed percentage
	=	$1,000 × 12.25%
	=	$122.50
Payment at maturity	=	stated principal amount + return amount
	=	$1,122.50
Payment at maturity = $1,122.50
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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

EXAMPLE 3: The final commodity price has declined from the initial commodity price by 50% and is less than the downside threshold value. You are exposed, on a leveraged basis, to the decline in the final commodity price from the initial commodity price beyond the buffer amount of 35%.

Hypothetical final commodity price	=	$50
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($50 – $100) / $100
	=	–50%
Return amount	=	stated principal amount × (the commodity percent change + buffer amount) × downside factor
	=	$1,000 × (–50% + 35%) × 1.5385
	=	–$230.775
Payment at maturity	=	stated principal amount + return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the return amount is necessarily negative.
	=	$1,000 + (–$230.775)
	=	$769.225
Payment at maturity = $769.225

If the final commodity price is less than the downside threshold value, you will lose some or all of your investment in an amount proportionate to the decline in the final commodity price from the initial commodity price beyond the buffer amount of 35% multiplied by the downside factor of approximately 1.5385.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest or guarantee return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the final commodity price is less than the downside threshold value, the payment at maturity on each security will be less than the stated principal amount of the securities, reflecting the negative performance of the underlying commodity over the term of the securities beyond the buffer amount of 35% multiplied by the downside factor of approximately 1.5385. As there is no minimum payment at maturity on the securities, the entire principal amount of your investment is at risk.

▪	The appreciation potential is fixed and limited. Where the final commodity price is greater than or equal to the downside threshold value, the appreciation potential of the securities is limited to the return amount based on the fixed percentage of 12.25% of the stated principal amount, even if the final commodity price is significantly greater than the initial commodity price. See “Hypothetical Examples” above.

▪	You will lose the benefit of the fixed percentage return if the final commodity price is less than the downside threshold value. If the final commodity price is less than the downside threshold value, the payment at maturity will solely depend on the commodity price on the valuation date, and you will lose the benefit of the minimum return based on the fixed percentage. Instead, under these circumstances, you will be exposed on a leveraged basis to the decline in the commodity price beyond the buffer amount of 35%, and you will lose a significant portion or all of your investment in the securities.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the value of the underlying commodity at any time other than the valuation date. The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such drop. Although the actual price of the underlying commodity on the maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•	whether or not the price of the underlying commodity is less than the downside threshold value;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if it is near or below the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The final commodity price may be less than the downside threshold value such that you will be exposed on a leveraged basis to the negative performance of the underlying commodity over the term of the securities beyond the buffer amount of 35% and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or that you will not lose a significant portion or all of your investment.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities due March 7, 2024 Based on the Performance of Brent Crude Oil Futures Contracts

Principal at Risk Securities

hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the final commodity price and whether the final commodity price is less than the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the downside threshold value, the final commodity price and whether the final commodity price is less than the downside threshold value on the valuation date, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. Due to the terms of the securities, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial

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instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on Brent crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on Brent crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of Brent crude oil may change unpredictably and affect the value of the securities in unforeseeable ways. Investments, such as the securities, linked to the price of a single commodity, such as Brent crude oil futures contracts, are subject to sharp fluctuations in the price of the commodity over short periods due to a variety of factors. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

More recently, prior to and since Russia’s further invasion of Ukraine, the price of oil, including the price of Brent crude oil futures contracts, has been volatile and increased significantly. This conflict has led to disruptions in the supply of oil

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and caused fluctuations in the price of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of Brent crude oil futures and, therefore, the value of the securities and the payment at maturity, if any. See “Underlying Commodity Overview” on page 15.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of the underlying commodity for each calendar quarter in the period from January 1, 2018 through February 3, 2023 on page 16 and a graph that plots the daily commodity prices of the underlying commodity for the same period in this document on page 15. You cannot predict the future performance of the underlying commodity based on its historical performance. In addition, there can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you do not suffer a significant loss on your initial investment in the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of Brent crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for Brent crude oil on the pricing date and valuation date, respectively, and will not therefore reflect the spot price of Brent crude oil on such dates. The market for futures contracts on Brent crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in contango on the pricing date or in backwardation on the valuation date, the amount payable at maturity on the securities will be less than if the initial Brent crude oil price or final Brent crude oil price, respectively, was determined with reference to the spot price.

▪	Suspension or disruptions of market trading in Brent crude oil futures contracts may adversely affect the value of the securities. The futures market for Brent crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of Brent crude oil futures contracts and, therefore, the value of the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single

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five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of Brent crude oil to which the return on the securities is linked is based on the official settlement price per barrel of Brent blend crude oil on the ICE Futures Europe of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date.

Underlying Commodity information as of February 3, 2023
	Bloomberg Ticker Symbol*	Current Commodity Price	52 Weeks Ago	52 Week High	52 Week Low
Brent crude oil (in U.S. dollars)	CO1	$79.94	$91.11	$127.98 (on 3/8/2022)	$76.10 (on 12/9/2022)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the ICE Futures Europe.

The following graph sets forth the daily commodity prices of the underlying commodity for each quarter in the period from January 1, 2018 through February 3, 2023. The related table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, of the underlying commodity for each quarter in the same period. The commodity price of the underlying commodity on February 3, 2023 was $79.94. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying commodity has at times experienced periods of high volatility. You should not take the historical performance of the underlying commodity as an indication of its future performance, and no assurance can be given as to the commodity price of the underlying commodity on any date, including on the valuation date.

Daily Commodity Prices of Brent Crude Oil Futures Contracts January 1, 2018 to February 3, 2023

The solid red line indicates the downside threshold value of $51.961, which is 65% of the initial commodity price.

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Brent Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter	68.91	22.74	22.74
Second Quarter	43.08	19.33	41.15
Third Quarter	45.86	39.61	40.95
Fourth Quarter	52.26	37.46	51.80
2021
First Quarter	69.63	51.09	63.54
Second Quarter	76.18	62.15	75.13
Third Quarter	79.53	65.18	78.52
Fourth Quarter	86.40	68.87	77.78
2022
First Quarter	127.98	78.98	107.91
Second Quarter	123.58	98.48	114.81
Third Quarter	113.50	84.06	87.96
Fourth Quarter	98.57	76.10	85.91
2023
First Quarter (through February 3, 2023)	88.19	77.84	79.94

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

▪  A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the securities as ordinary income. Due to the terms of the securities, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax

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consequences of an investment in the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial commodity price, and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the valuation date so that you do not suffer a significant loss on your initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the

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letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

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